Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

WMR ASSOCIATES INC.

as Seller,

and

WILLIAM MELCHIOR ROBERTS

as Stockholder

and

NORTH SHORE ANSWERING SERVICE, INC.

as Buyer

September 28, 2005

TABLE OF CONTENTS

SECTION 1.	SALE AND PURCHASE OF ASSETS

1.1	Sale and Purchase

1.2	No Assumption of Liabilities

1.3	Purchase Price

1.4	Conditions to the Buyer’s Obligations

1.5	Adjustments for Payables

1.6	Adjustment for Receivables

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDER

2.1	Organization

2.2	Title to Purchased Assets; Ownership of Stock

2.3	Authorization; Validity of Agreement, Etc

2.4	Consents and Approvals; No Violation

2.5	Condition of Purchased Assets

2.6	Receivables

2.7	Taxes

2.8	Real Property

2.9	Intellectual Property

2.10	Material Contracts

2.11	Customers, Suppliers and Distributors

2.12	Litigation; Compliance with Laws; Licenses and Permits

2.13	Product or Service Claims

2.14	No Brokers

2.15	Assets Utilized in the Business

2.16	Related Party Transactions

2.17	Insurance

2.18	No Misstatements or Omissions

2.19	Labor Matters and Employment Matters

2.20	Environmental Matters

2.21	No Material Adverse Change

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2.22	No Undisclosed Liabilities

2.23	Solvency

2.24	Employee Benefits

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF BUYER

3.1	Organization

3.2	Authorization; Validity of Agreement

3.3	Consents and Approvals; No Violation

SECTION 4.	COVENANTS OF THE PARTIES

4.1	Employee Matters

4.2	Non-disclosure of Confidential Information

4.3	Non-solicitation of Employees

4.4	Non-Competition

4.5	Public Statements

4.6	Use of Name

4.7	Purchase Price Allocation

4.8	Other Actions

4.9	Payment of Payables

4.10	Financial Statements

4.11	Discharge of Liabilities

SECTION 5.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1	Survival of Representations and Warranties of Seller and Stockholder

5.2	Survival of Representations and Warranties of Buyer

SECTION 6.	INDEMNIFICATION

6.1	Indemnification by Seller and Stockholder

6.2	Indemnification by Buyer

6.3	Indemnification Procedures

6.4	Right to Set-Off

SECTION 7.	MISCELLANEOUS

7.1	Termination

7.2	Transaction Fees and Expenses

ii

7.3	Notices

7.4	Amendment

7.5	Waiver

7.6	Governing Law

7.7	Jurisdiction

7.8	Remedies

7.9	Severability

7.10	Further Assurances

7.11	Assignment

7.12	No Third Party Beneficiaries

7.13	Entire Agreement

7.14	Headings

7.15	Counterparts

iii

List of Exhibits

Exhibit A	Seller’s Secretary’s Certificate

Exhibit B	Bill of Sale and Assignment Agreement

Exhibit C	Legal Opinion of Counsel to Seller and Stockholder

Exhibit D	Management Employment Agreement

Exhibit E	Wire Transfer Instructions

Exhibit F	Lease

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated September 28, 2005 (together with all Schedules hereto, this “Agreement”), among North Shore Answering Service, Inc., a New York corporation, with offices at 3265 Lawson Boulevard, Oceanside, New York  11572 (“Buyer”), on the one hand, and WMR Associates, a New York corporation doing business as North Shore Answering Service and having offices at 1000 Main Street, Port Jefferson, New York 11777 (“Seller”), and William Melchior Roberts, an individual and the sole stockholder of Seller, residing at 91 Harbor Road, Head of the Harbor, NY 11780 (the “Stockholder”).

RECITALS

A.                                   Seller is in the business of providing telephone answering services, message services, faxing services, paging services and other ancillary office services (collectively, the “Business”).

B.                                     Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of Seller’s assets and properties relating to the Business, on the terms and subject to the conditions set forth herein.

C.                                     The parties have drafted a disclosure schedule (the “Disclosure Schedule”) corresponding to various provisions of this Agreement, in order to record various disclosures made pursuant to the various provisions hereof.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                                            Sale and Purchase of Assets.

1.1                                 Sale and Purchase.  Upon the terms and subject to the conditions contained in this Agreement, Seller, as of the Closing Date, sells, assigns, transfers and delivers to Buyer, and Buyer, as of the Closing Date, purchases and accepts from Seller, all of the assets and rights of every nature, kind and description, tangible and intangible, wherever located, that are owned, used or held for use by Seller in or for the Business, as the same exists on the Closing Date (collectively, the “Purchased Assets”), free and clear of any and all liens, charges, claims, pledges, security interests or other encumbrances of any kind whatsoever (“Liens”), other than (i) cash, except for cash relating to Accounts Receivable belonging to Buyer as set forth in Section 1.6, (iii) Seller’s interest in North Shore Professional Building, LLC, and (ii) all assets and rights in connection with the Employee Plans (as defined in Section 2.24 of this Agreement) (collectively, the “Excluded Assets”).  The transactions contemplated by this Agreement shall be consummated as of 10:00 a.m. on October 3, 2005, or such other time and date mutually agreed upon by Seller and Buyer, but not later than October 7, 2005 (the “Closing Date”).  The Purchased Assets shall include, without limitation, the following:

(a)                                  customer accounts (both actual and prospective), including barter accounts, if any;

(b)                                 all accounts receivable, subject, however, to the provisions of Section 1.6 hereof;

(c)                                  deposits or expenses prepaid by the Company, and deposits made by customers;

(d)                                 customer and supplier lists, mailing lists, telephone numbers, DID numbers, catalogs, yellow pages advertising, brochures, promotional materials and handbooks relating to the Business;

(e)                                  other books, records, files, contracts, plans, notebooks, production and sales data and other data of Seller relating to the Business, including but not limited to book keeping records and ledgers, whether or not in tangible form or in the form of intangible computer storage media such as optical disks, magnetic disks, tapes and all similar storage media;

(f)                                    machinery, computers, file servers, networking hardware, software licensing and other data processing hardware (and all software related thereto or used therewith) and other tangible personal property of similar nature, including but not limited to all items set forth on Seller’s fixed asset ledger attached to this Agreement on Section 2.5 of the Disclosure Schedule, and all telephony hardware and peripherals, including, but not limited to, telephony chasis, expansion cards, monitors, spare equipment, operator audio boxes, amplifiers, headsets and the UBS charging system which maintains emergency power;

(g)                                 office furniture, office equipment, fixtures and other tangible personal property of similar nature, as set forth in Section 2.5 of the Disclosure Schedule, and all other such items located in the premises identified in the Lease (as hereinafter defined), whether or not set forth in Section 2.5 of the Disclosure Schedule;

(h)                                 all inventory including, but not limited to, any pagers;

(i)                                     interests to the extent owned by Seller in any patent, copyright, trademark, trade name, brand name, service mark, service name, assumed name, domain name, website, logo, symbol, trade dress, design or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how, proprietary right or intellectual property, technologies, methods, designs, drawings, software (including documentation and source code listings), processes and other proprietary properties or information (collectively, the “Intellectual Property”);

(j)                                     real property interests described in Section 2.8 of the Disclosure Schedule to this Agreement together with all licenses, leases, rights, privileges and appurtenances thereto including, without limitation, all leases, agreements and other rights to use, occupy or possess, or otherwise with respect to, real property or machinery, equipment, vehicles, and other tangible personal property of similar nature to which Seller is a party, and all rights arising under or pursuant to such leases, agreements and rights;

(k)                                  to the extent not included above, all rights under contracts, agreements, options, commitments, understandings, licenses, leases, permits and instruments relating to the Business including, without limitation, customer and supplier contracts, sales representative and distributor contracts and commission contracts with respect thereto, all as listed (the “Assigned Contracts”) on Schedule 1.1(k) of the Disclosure Schedule, but no Liabilities (as defined below) associated with any of the Assigned Contracts, except as set forth in Section 1.2 below;

(l)                                     the name “North Shore Answering Service” and all variations thereof and all similar names and the goodwill associated therewith and with the Purchased Assets, together with all trademarks, service marks and trade names of Seller related to the Business, if any;

(m)                               third party warranties and guarantees and other similar contractual rights as to third parties held by or in favor of Seller, and arising out of, resulting from or relating to the Business or the Purchased Assets, to the extent not included as part of the Assigned Contracts;

(n)                                 rights to insurance and condemnation proceeds relating to any damage, destruction, taking or other similar impairment of any of the Purchased Assets; and

(o)                                 cash related to Accounts Receivable belonging to Buyer as set forth in Section 1.6.

1.2                                 No Assumption of Liabilities.  Except as provided herein, Buyer is not assuming any of Seller’s direct or indirect liabilities, obligations, undertakings, indebtedness, obligations under guaranties, endorsements, adverse claims, losses, damages, deficiencies, costs, expenses or responsibilities of any kind, fixed or unfixed, known or unknown, asserted or unasserted, due or undue, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, contingent or non-contingent, subordinated or non-subordinated (collectively, “Liabilities”).  Buyer will assume all Liabilities relating to the Purchased Assets and the Business to the extent arising from activity of Buyer relating to periods after the Closing Date (the “Assumed Liabilities”).

1.3                                 Purchase Price.  The aggregate purchase price for the Purchased Assets is Two Million Seven Hundred Nineteen Thousand Four Hundred Sixty and 69/100 ($2,719,460.69) Dollars (the “Purchase Price”).  The Purchase Price shall be payable as set forth below:

(a)                                  Two Million One Hundred Seventy Five Thousand Five Hundred Sixty Eight and 55/100 ($2,175,568.55) Dollars, payable to Seller by wire transfer on the Closing Date (the “Closing Purchase Price”); and

(b)                                 Five Hundred Forty Three Thousand Eight Hundred Ninety Two and 14/100 ($543,892.14) Dollars, payable to Seller upon the one year anniversary of the Closing Date.  In the event that any amount due pursuant to this Section 1.3(b) is not paid on time, then any such amounts shall accrue interest at a rate of 10% per annum from the date such payment is due, until paid in full; provided, however, that to the extent any such amounts are not paid because of a properly asserted claim pursuant to Section 6.4 hereof, such amounts shall not be deemed to be an amount payable under this Section 1.3(b).

1.4                                 Conditions to the Buyer’s Obligations.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a)                                  Accuracy of Representations and Warranties. The representations and warranties of Seller and Stockholder set forth in Section 2 hereof shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the that such representations and warranties speak as of a specific date), as though then made and as though the Closing Date were substituted for the date of this Agreement.

(b)                                 Deliveries of Seller. On or prior to the Closing Date, Seller and Stockholder, will have delivered to Buyer each of the following documents (collectively, the “Seller’s Closing Documents”):

(i)                                                                                     Certificate of Secretary.  A certificate of the Secretary of Seller in the form of Exhibit A, (x) setting forth a copy of the resolutions adopted by its board and the Stockholder approving the execution and delivery of this Agreement, ratifying all past corporate action, and the other documents and instruments contemplated hereby to which it is a party (this Agreement and all other documents and instruments to which Buyer, Seller or the Stockholder is a party in connection herewith being sometimes collectively referred to herein as the “Purchase Documents”) and the consummation of the transactions contemplated hereby and thereby, and (y) certifying that the conditions specified in Sections 1.4(a) and (c) hereof have been satisfied.

(ii)                                                                                  Instruments of Transfer.  A Bill of Sale and Assignment Agreement, in the form of Exhibit B attached hereto (the “Bill of Sale”), duly executed by Seller and the Stockholder, that, among other things, conveys, transfers and sells to Buyer all right, title and interest of Seller in and to the Purchased Assets.

(iii)                                                                               Legal Opinion of Counsel to Seller and Stockholder.  An opinion, in the form of Exhibit C attached hereto, from the Law Office of Michael J. Jannuzzi, counsel to Seller and the Stockholder.

(iv)                                                                              Wire Transfer Instructions.  Wire transfer instructions for the payment of the Closing Purchase Price in the form attached hereto as Exhibit E.

(v)                                                                                 Schedule of Receivables.  A schedule of all receivables due to Seller as of the close of business on September 30, 2005.

(vi)                                                                              Customer List.  A complete and unrestricted list of all customers of the Seller, as set forth in Schedule 2.11, including the name, address, telephone number and contact for each such customer.

(vii)                                                                           Schedule of Payables.  A schedule of all accounts payable of Seller as of the close of business on September 30, 2005 (“Payables”) as Schedule 1.4(vii) of the Disclosure Schedule.

(viii)                                                                        Management Employment Agreement.  Employment agreement between the Buyer and the Stockholder in the form of Exhibit D attached hereto (the “Management Employment Agreement”), duly executed by the Stockholder.

(ix)                                                                                All books and records relating to the Business.

(x)                                                                                   Lease.  A lease for the premises at 1000 Main Street, Port Jefferson, NY 11777 (the “Building”) between Buyer and North Shore Professional Building, LLC (the “LLC” in the form of Exhibit F attached hereto (the “Lease”), duly executed by the LLC.

(c)                                  No Material Adverse Effect.  There shall have not been any event, change, condition or matter that individually or in the aggregate results in a material effect on the ability of the Seller or Stockholder to perform its obligations under, or to consummate the transactions contemplated by, this Agreement, or a material adverse change in or effect upon the Purchased Assets or the Business, during the period beginning on the date hereof and ending on the Closing Date.

1.4A.                    Conditions to the Seller’s and Stockholder’s Obligations.  The obligation of the Seller and the Stockholder to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(d)                                 Deliveries of Buyer.  On or prior to the Closing Date, Buyer will have delivered to Seller each of the following documents and payments (collectively “Buyer’s Closing Documents”):

(i)                                                                                     Certificate of Secretary.  A certificate of the Secretary of Buyer setting forth a copy of the resolutions adopted by its Board of Directors approving the execution and delivery of this Agreement and the other Purchase Documents and the consummation of transactions contemplated hereby and thereby.

(ii)                                                                                  Closing Purchase Price.  Buyer hereby delivers or causes to be delivered to Seller the Closing Purchase Price in immediately available funds.

(iii)                                                                               Management Employment Agreement.  The Management Employment Agreement, duly executed by the Buyer.

(iv)                                                                              Lease.  The Lease, duly executed by the Buyer.

1.5                                 Adjustments for Payables.  Within 90 days of the Closing Date, Buyer will prepare an accrual based statement of accounts payable (including the Payables) as of the Closing Date.  Any such accounts payable which relate to any period prior to the Closing Date and which are paid by Buyer, shall be a credit in Buyer’s favor.  Any amounts paid by Seller prior to the Closing Date that relate to periods after the Closing Date shall also be scheduled and shall act as a credit in favor of Seller.  The net amount shall be paid by the Buyer or Seller, as the case may be, to the other within 30 days of the determination thereof.  If Seller fails to timely pay any amounts due to Buyer pursuant to this Section, then such amounts may be debited from any amounts due to Seller or Stockholder pursuant to this Agreement.

1.6                                 Adjustment for Receivables.  All accounts receivable resulting from invoices after the close of business on September 30, 2005 shall belong to the Buyer.  All accounts receivable outstanding as of the close of business on September 30, 2005, shall be payable as follows upon collection: 1/3 to the Buyer and 2/3 to the Seller.  Attached hereto as Schedule 2.6 is a list of all outstanding accounts receivable as of the date hereof.

Section 2.                                            Representations and Warranties of Seller and the Stockholder.  The Seller and the Stockholder, jointly and severally, represent and warrant to Buyer that each of the following statements is true and correct as of the date hereof, and with respect to representations and warranties that speak as of a subsequent date, such representations and warranties will also be true and correct as of such date:

2.1                                 Organization.  Seller is a New York corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to conduct its business and to own and operate its assets and properties as presently conducted and operated.  The LLC is a New York limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to conduct its business and to own its assets and properties as presently conducted and operated.  Seller does not do business in any other jurisdiction in any manner which would require it to become qualified or licensed as a foreign entity.  Seller has delivered to Buyer, as Section 2.1 of the Disclosure Schedule, true, correct and complete copies of Seller’s certificate of incorporation (the “Certificate of Incorporation”) and by laws (the “By Laws”), as currently in effect.

2.2                                 Title to Purchased Assets; Ownership of Stock.

(a)                                  Seller has good and marketable title to the Purchased Assets including, without limitation, all assets set forth on Seller’s fixed asset ledger attached to this

Agreement on Section 2.5 of the Disclosure Schedule, free and clear of all Liens, other than (i) Liens, if any, for personal property taxes and assessments not yet due and payable and (ii) Liens disclosed on Section 2.2 of the Disclosure Schedule.  The LLC is the sole owner of the Building.  Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens.

(b)                                 The Stockholder is the sole record and beneficial owner of 10 shares of the Seller’s common stock, no par value, which constitute all of the outstanding capital stock of Seller.  No Person has any right, interest or claim to any of the Seller’s capital stock (other than Stockholder) or the Purchased Assets.  There are no subscriptions, warrants, options, convertible securities or other rights (contingent or other) to purchase or acquire any shares of any class of capital stock of the company, issued or outstanding, and there is no commitment of the Seller to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets.  The Seller is the owner of 99% of the membership interests in, and Stockholder is the sole manager of, the LLC.

2.3                                 Authorization; Validity of Agreement, Etc.  The Stockholder has the requisite capacity, and Seller has the full right, power and authority, to execute and deliver this Agreement and the other Purchase Documents to which, as applicable, it or he are a party and to consummate the transactions contemplated hereby and thereby, and to make the representations set forth herein and therein.  LLC has the full right, power and authority, to execute and deliver the Lease and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement and the other Purchase Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller and no other proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the other Purchase Documents to which Seller is a party or the consummation of the transactions contemplated hereby and thereby by Seller and the Stockholder.  The execution and delivery of the Lease and the consummation of the transactions contemplated thereby have been duly and validly authorized by the LLC and no other proceedings on the part of the LLC are necessary to authorize the execution and delivery of the Lease.  Each of this Agreement and the other Purchase Documents to which Seller is a party have been duly and validly executed by Seller and constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its respective terms.  Each of this Agreement and the other Purchase Documents to which the Stockholder is a party have been duly and validly executed by the Stockholder and constitute the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its respective terms.  The Lease has been duly and validly executed by the LLC and constitutes the valid and binding obligation of the LLC, enforceable against the LLC in accordance with its respective terms.

2.4                                 Consents and Approvals; No Violation.  Except as set forth in Section 2.4 of the Disclosure Schedule, the execution, performance and delivery by Seller and the Stockholder of this Agreement and each of the other Purchase Documents to which it or he is a party, as applicable, and the consummation by Seller and the Stockholder of the transactions contemplated hereby and thereby, respectively, and the compliance by Seller and the Stockholder with the provisions hereof and thereof will not:  (a) conflict with or breach any provision of the Certificate of Incorporation or Bylaws of Seller; (b) violate or breach in any respect any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, any of the terms, covenants, conditions or provisions of, or give rise to a right to terminate or accelerate or increase the amount of payment due under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Seller or the Stockholder is a party (collectively, “Contracts”), or by which Seller or the Stockholder or any of its or his properties or assets, as applicable, may be bound or affected; (c) require Seller or the Stockholder to make any filing or registration with, or obtain any other permit, authorization, consent or approval of, any Person (as hereinafter defined) or Governmental Entity (as hereinafter defined); (d) result in the creation of any Lien on or affecting the Purchased Assets; (e) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority, applicable to Seller or the Stockholder or any of their respective properties or assets; or (f) violate any statute, law, rule or regulation applicable to Seller or any of its properties or assets.  “Person” shall mean any individual, partnership, corporation, joint venture, limited liability company, trust, organization or any other entity.  “Governmental Entity”  shall mean any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive agency or department or other regulatory service, authority or agency.

2.5                                 Condition of Purchased Assets.  All items of machinery, equipment, tooling and other tangible personal property owned or leased by Seller and used in the conduct of the Business (other than items of inventory) are listed in the detailed fixed assets ledger of Seller attached to Section 2.5 of the Disclosure Schedule (collectively, the “Personal Property”).  Although it may not be specifically identified in Section 2.5 of the Disclosure Schedule, the term “Personal Property” includes all of the telephony equipment  hardware and peripherals, including, but not limited to, telephony chasis, expansion cards, monitors, spare equipment, operator audio boxes, amplifiers, headsets, the UBS charging system which maintains emergency power, and all computers, furniture, fixtures and machinery, in each case located in the premises identified in the Lease.  The Personal Property conforms in all respects to all requirements of applicable laws.

2.6                                 Receivables.  All accounts receivable of Seller, as of September 21, with respect to the date hereof, and as of the close of business on September 30, with respect to the Closing Date, are or will be reflected on Section 2.6 of the Disclosure Schedule and represent valid obligations arising from bona fide transactions in the ordinary course of Seller’s business consistent with past practice and established in the ordinary course of Seller’s business.  The accounts receivable of Seller are collectible, and there is no contest, claim, or right of set off, under any contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable.

2.7                                 Taxes.

(a)                                  Except as set forth in Section 2.7(a) of the Disclosure Schedule:

(i)                                                                                     Seller has (A) duly and timely filed or caused to be filed with the Internal Revenue Service or other applicable Governmental

Entity (collectively, “Taxing Authorities”) all Tax Returns (as defined below) that are required to be filed by or on behalf of Seller and that include or relate to the Purchased Assets or the Business, which Tax Returns are true, correct and complete, and (B) duly and timely paid in full or caused to be paid in full, or recorded a provision for such payment on the books and records of Seller in accordance with GAAP for the payment of, all Taxes that are due and payable and any Taxes that could result in a Lien on any Purchased Asset or the Business.  Seller has adequate reserves for the payment of all Taxes that are not due and payable;

(ii)                                                                                  Seller has duly and timely complied with all applicable Laws relating to the collection or withholding of Taxes, and the reporting and remittance thereof to the applicable Taxing Authorities;

(iii)                                                                               no audit, examination, investigation, reassessment or other administrative or court proceeding (collectively, a “Tax Proceeding”) is pending, proposed, or threatened, with regard to any Tax or Tax Return referred to in clause (i) above;

(iv)                                                                              there is no Lien for any Tax upon any of the Purchased Assets or the Business;

(v)                                                                                 there is no outstanding request for a ruling from any Taxing Authority, closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law) relating to any Tax for which Seller is or may be liable or with respect to Seller’s income, assets or business, power of attorney relating to, or in connection with, any Tax that could result in a Lien on any Purchased Asset or the Business;

(vi)                                                                              none of the Purchased Assets is “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively, of the Code or any similar provision of applicable Law;

(vii)                                                                           none of the Purchased Assets is required to be treated as being owned by any other person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect prior to the repeal of those “safe harbor” leasing provisions or any similar provision of applicable Law;

(viii)                                                                        no claim has ever been made by a Taxing Authority in a jurisdiction where Seller or the Stockholder has not paid any Tax or filed Tax Returns relating to the Business or any Purchased Asset asserting that Seller or the Stockholder is or may be subject to Tax in such jurisdiction.

(ix)                                                                                Seller is, and has always been an “S-Corp” for all Tax purposes.

(b)                                 Seller has provided to Buyer true, complete and correct copies of (i) all Federal and Corporate Income Tax Returns relating to, and (ii) all audit reports relating to, each proposed adjustment, if any, made by any Taxing Authority with respect to any taxable period ending after December 31, 2001 and any and all Taxes with respect to which a Lien may be imposed on any Purchased Asset or the Business.

(c)                                  As used herein, (i) ”Tax Return” means any return, declaration, report, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, payment, refund or credit of any federal, state, local or foreign Tax or the administration of any Laws relating to any Tax or ERISA, and (ii) ”Tax” or “Taxes” means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any Taxing Authority, including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or any similar provision of applicable Law), as a result of Treasury Regulation §1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

2.7A                       Accuracy of Ledgers.  Seller’s revenues and expenses ledgers delivered to Buyer are true and accurate in all material respects.

2.8                                 Real Property.  Except as set forth in Section 2.8 of the Disclosure Schedule, Seller does not own any real property and is neither a landlord, sublandlord or licensor nor a tenant, subtenant or licensee under any lease, sublease, license or occupancy agreement with respect to real property.

2.9                                 Intellectual Property.  Section 2.9 of the Disclosure Schedule lists all Intellectual Property that is owned by Seller or any other Person and used by Seller in the operations of the Business, and there are no pending or, to the best knowledge of each of Seller and the Stockholder, threatened claims by any Person relating to Seller’s use of any Intellectual Property.  With respect to such Intellectual Property, Seller has, free and clear of all Liens, such rights of ownership or such rights of license, lease or other agreement to use the Intellectual Property as are necessary to permit Seller to conduct its business and, except as set forth on Section 2.9 of the Disclosure Schedule, Seller is not obligated to pay any royalty or similar fee to any Person in connection with Seller’s use or license of any of the Intellectual Property.

2.10                           Material Contracts.  Section 2.10 of the Disclosure Schedule sets forth a true, complete and correct list of every Contract that: (i) provides for aggregate future payments by Seller or to Seller of more than $1,000 (excluding purchase orders and invoices arising in the ordinary course of business); (ii) was entered into by Seller with the Stockholder, or an officer, director or significant employee of Seller; (iii) is a collective bargaining or similar agreement; (iv) guarantees or indemnifies or otherwise causes Seller to be liable or otherwise responsible for the Liabilities of another or provides for a charitable contribution by Seller; (v) involves an agreement with any bank, finance company or similar organization; (vi) restricts Seller or the Stockholder or the Business from engaging in any business or activity anywhere in the world; (vii) is an employment agreement, consulting agreement or similar arrangement with any employee of Seller; (viii) involves an agreement or any other Contract providing for payments from Seller to any other Person, or by any Person to Seller, based on sales, purchases or profits, other than direct payments for goods; or (ix) any other Contract that is material to the rights, properties, assets, business or operations of Seller or the Business, including, but not limited to, the 34 Amtelco operating licenses (the foregoing, collectively, “Material Contracts”).  Seller has heretofore provided true, complete and correct copies of all Material Contracts to Buyer.

There is not, and to the best knowledge of each of Seller and the Stockholder, there has not been claimed or alleged by any Person with respect to any Material Contract, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of Seller or, to the best knowledge of Seller and the Stockholder, on the part of any other party thereto, and (ii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contracts, other than such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and copies of such consents, waivers and notices have been delivered to Buyer.

2.11                           Customers, Suppliers and Distributors.  Section 2.11 of the Disclosure Schedule sets forth (i) a list of all of Seller’s customers, (ii) the sales of Seller for the eight month period ended August 31, 2005, and (ii) the suppliers and distributors of Seller during such period.  There has not been any adverse change in the business relationship of Seller with any such customer, supplier or distributor, and Seller is not aware of any threatened loss of any such customer, supplier or distributor.

All of Seller’s agreements with its customers are oral and there are no written customer agreements.

2.12                           Litigation; Compliance with Laws; Licenses and Permits.

(a)                                  Except as set forth in Section 2.12 of the Disclosure Schedule, there is no claim, suit, action or proceeding (“Proceeding”) pending, nor, to the best knowledge of Seller or the Stockholder, is there any investigation or Proceeding threatened, that involves or affects Seller or the Business, by or before any Governmental Entity, court, arbitration panel or any other Person.

(b)                                 Except as set forth in Section 2.12 of the Disclosure Schedule, Seller and the Business have complied with all applicable federal, state, county, municipal or other local criminal, civil or common laws, statutes, ordinances, orders, codes, rules, regulations, permits, policies, guidance documents, judgments, decrees, injunctions, or agreements of any Governmental Entity (collectively, “Laws”), including but not limited to Laws relating to zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, water, ground or air pollution, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security taxes.  Since January 1, 1999, Seller has not received any notice of any violation of any Law.

(c)                                  Except as set forth in Section 2.12 of the Disclosure Schedule, each of Seller and the Business has every license, permit, certification, qualification or franchise issued by any Governmental Entity (each, a “License”) and every approval, authorization, waiver, variance, exemption, consent or ratification by or on behalf of any Person that is not a party to this Agreement (each, a “Permit”) required for it to conduct its business as presently conducted.  All such Licenses and Permits are specified on Schedule 2.12.  All such Licenses and Permits are in full force and effect and neither Seller nor the Stockholder has received notice of any pending cancellation or suspension of any thereof nor, to the best knowledge of Seller or the Stockholder, is any cancellation or suspension thereof threatened.  The applicability and validity of each such License and Consent will not be adversely affected by the consummation of the transactions contemplated by this Agreement.  Each such License or Permit is set forth in Section 2.12 of the Disclosure Schedule.

2.13                           Product or Service Claims.  No product or service liability claim or a claim with respect to the conduct of the Business is pending, or to the best knowledge of each of Seller and the Stockholder threatened, against Seller or against any other party with respect to the products or services of the Business.  Section 2.13 of the Disclosure Schedule lists all service and product liability claims asserted against Seller with respect to the products or services of the Business or Seller during the last five (5) years.

2.14                           No Brokers.  Neither Seller nor the Stockholder has employed, or otherwise engaged, any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ fees or other similar fees in connection with the transactions contemplated by this Agreement.

2.15                           Assets Utilized in the Business.  Except as set forth in Section 2.15 of the Disclosure Schedule, the assets, properties and rights owned, leased or licensed by Seller or used in connection with the Business and that are owned, leased or licensed by Seller as of the date hereof, and all the agreements to which Seller is a party, constitute all of the properties, assets and agreements necessary to Seller in connection with the operation and conduct by Seller of the Business as presently and as proposed to be conducted.

2.16                           Related Party Transactions.  Section 2.16 of the Disclosure Schedule sets forth all services provided by the Stockholder to Seller and all other arrangements or agreements involving the Stockholder and Seller for the last 5 years.

2.17                           Insurance.  Section 2.17 of the Disclosure Schedule contains a complete and correct list of all policies of insurance of any kind or nature covering Seller, including policies of life, fire, theft, casualty, product liability, workmen’s compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the expiration date of each policy, the amount of coverage and whether on an “occurrence” or “claims made” basis.  All such policies are:  (i) with insurance companies that are financially sound and reputable and are in full force and effect; (ii) sufficient for compliance with all material requirements of law and of all applicable material agreements; and (iii) valid, outstanding and enforceable policies.  Complete and correct copies of such policies have been furnished to Buyer.  All such insurance policies or comparable coverage shall continue in full force and effect through the Closing Date.

2.18                           No Misstatements or Omissions.  No representation or warranty by Seller or the Stockholder contained in this Agreement and no statement contained in any certificate, list, Schedule, Exhibit or other instrument specified or referred to in this Agreement, whether heretofore furnished to Buyer or hereafter furnished to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which it was made, not misleading.

2.19                           Labor Matters and Employment Matters.

(a)                                  Set forth on Section 2.19(a) of the Disclosure Schedule is a list of all employees of Seller as of the date hereof and their respective positions, hire dates and, stated separately, their base wage rates and the nature and amount of any other compensation.

(b)                                 Set forth on Section 2.19(b) of the Disclosure Schedule is a list of (i) each oral or written employment agreement, contract or severance protection agreement existing as of the date hereof, individually or collectively, with Seller’s employees (collectively, the “Employment Agreements”), and (ii) the name of each employee of Seller with whom Seller has entered into an agreement or contract as of the date hereof providing for retention payments (collectively, the “Retention Agreements”). Seller has furnished to the Buyer all Employment Agreements and Retention Agreements.

(c)                                  (i) Seller is not party to or bound by any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to Seller’s employees, (ii) none of Seller’s employees are represented by any labor organization, and there are no organizational campaigns, demands, petitions or proceedings pending or, to the knowledge of Seller or the Stockholder, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representative of any group of Seller’s employees, (iii) to the knowledge of Seller or the Stockholder, there are no union claims to represent the employees of Seller, (iv) there are no strikes, controversies, slowdowns, work stoppages, lockouts or labor disputes pending or, to the knowledge of the Seller or the Stockholder, threatened against or affecting Seller, and there has not been any such action during the past five (5) years, and (v) no unfair labor practice charges, jurisdictional disputes, or other matters within the jurisdiction of the National Labor Relations Board has occurred, is pending or, to the knowledge of Seller or the Stockholder, is threatened before the National Labor Relations Board or other governmental entity.

(d)                                 Seller is, and has, at all times during at least the last three (3) years, been in compliance with all applicable laws, regulations and ordinances respecting immigration, employment and employment practices, and the terms and conditions of employment, including, without limitation, employment standards, equal employment opportunity, family and medical leave, wages, hours of work and occupational health and safety.

(e)                                  (i) There are no pending, or to the knowledge of Seller or the Stockholder, threatened Equal Employment Opportunity Commission or analogous state or local agency charges, complaints or other claims of employment discrimination against Seller by any employee or independent contractor of Seller; (ii) there are no pending, or to the knowledge of Seller or the Stockholder, threatened wage complaints, investigations, reviews or audits with respect to any of Seller’s employees by the Department of Labor or analogous state or local governmental entities, and Seller has not received notice of the intent of the Department of Labor or any other government entity to conduct any such investigation, review or audit; (iii) there are no pending, or to the knowledge of Seller or the Stockholder, threatened occupational safety and health complaints, investigations or reviews with respect to any of Seller’s employees by the Occupational Safety and Health Administration or analogous state or local government entities, and Seller has not received notice of the intent of the Occupational Safety and Health Administration or any other government entity to conduct any such investigation or review; and (iv) Seller has not received notice of the intent of any government entity responsible for the enforcement of labor and employment laws to conduct any investigation, audit or review and, to the knowledge of Seller or the Stockholder, no such investigation is in progress with respect to Seller.

(f)                                    Since January 1, 2004 Seller has not effected (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller, or (ii) a “mass layoff” as defined in WARN affecting any site of employment or facility of Seller; nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of  any similar state or local law.  None of Seller’s employees has suffered an “employment loss” as defined in WARN since January 1, 2004.  Buyer shall not incur any liability or other obligation with respect to WARN or any state or local plant closing or mass layoff statute in connection with or as a result of the transactions contemplated by this Agreement. Seller shall be solely and exclusively liable to provide such WARN or other plant closing or mass layoff notices as may be necessary in connection with any loss of employment by any employee of Seller through and including the Closing Date.

(g)                                 The consummation of the transaction contemplated hereunder will not accelerate the time of payment of any compensation due to any employee of Seller or result in an excess parachute payment to any employee of Seller within the meaning of Code Section 280G.

(h)                                 Set forth on Section 2.19(h)(A) of the Disclosure Schedule is a complete list of Seller’s current foreign national employees on whose behalf Seller has submitted applications and petitions to the U.S. Department of Labor, U.S. Immigration and Naturalization

Service, and U.S. Department of State for immigration employment and visa benefits; and Seller has provided the Buyer with copies of all such applications and petitions and all government notices regarding adjudications of such notices and petitions.  Section 2.19(h)(B) of the Disclosure Schedule identifies and describes any pending or, to the knowledge of Seller or the Stockholder, threatened actions against Seller for violations under the Immigration Reform and Control Act of 1986 respecting such employees of Seller.

(i)                                     Set forth on Section 2.19(i) of the Disclosure Schedule is a complete list of all business of Seller involving federal contracts giving rise to any reporting or filing obligations with the Office of Federal Contract Compliance Programs (“OFCCP”), and Seller has complied in all material respects with all hiring and employment obligations applicable under OFCCP rules and regulations.

2.20                           Environmental Matters.  To the best knowledge of each of Seller and the Stockholder:

(a)                                  Seller is in compliance with, and the Business has been conducted in material compliance with, all Environmental Laws (as defined below) and Environmental Permits (as defined below);

(b)                                 no Site (as defined below) is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., is on or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or on any similar state list of sites requiring investigation or cleanup;

(c)                                  Neither Seller nor the Stockholder has received any notice that remains pending or outstanding with respect to its business or any Site from any governmental entity or person alleging that Seller is not in material compliance with any Environmental Law;

(d)                                 there has been no release of a Hazardous Substance (as defined below) at, from, in, to, on or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim (as defined below) against Seller;

(e)                                  there are no pending or outstanding corrective actions requested, required or being conducted by any governmental entity for the investigation, remediation or cleanup of any Site, and there have been no such corrective actions, whether still pending or otherwise;

(f)                                    the Business has obtained and holds all necessary environmental permits, and those environmental permits will remain in full force and effect after the consummation of the transactions contemplated hereby;

(g)                                 there are no past or pending, or to the knowledge of each of Seller and the Stockholder threatened, Environmental Claims against Seller or, with respect to the Business, Seller or the Purchased Assets, the Stockholder, and neither Seller nor the Stockholder is aware of any facts or circumstances which could be expected to form the basis for any Environmental Claim against the Business;

(h)                                 neither Seller, any predecessor of Seller, nor any entity previously owned by Seller, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location that could result in an Environmental Claim against Seller;

(i)                                     there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Site; and

(j)                                     there have been no environmental investigations, studies, audits, tests, reviews or other analyses (which have been reduced to writing) conducted by, on behalf of, or that are in the possession of Seller with respect to any Site or any transportation, handling or disposal of any Hazardous Substance that has not been delivered to Buyer prior to execution of this Agreement.

As used herein, (i) “Environment” means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources; (ii) “Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings or other communications (written or oral), whether criminal or civil, (collectively, “Claims”) pursuant to or relating to any applicable Environmental Law by any person (including, but not limited to, any governmental entity, person and citizens’ group) based upon, alleging, asserting, or claiming any actual or potential (x) violation of or liability under any Environmental Law, (y) violation of any environmental permit, or (z) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, release, or threatened release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal; (iii) “Environmental Law” means any and all Laws relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or release of Hazardous Substances, whether now existing or subsequently amended or enacted, and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance; (iv) “Hazardous Substance” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law;  and (v) “Site” means any of the real properties currently or previously owned, leased, used or operated by Seller, any predecessors of Seller or any entities previously owned by Seller, including all soil, subsoil, surface waters and groundwater thereat.

2.21                           No Material Adverse Change.  Except as disclosed in Section 2.21 of the Disclosure Schedule, since December 31, 2004, (a) no event, condition or circumstance has occurred that could, or could be reasonably likely to, have a material adverse effect on the Business or the Purchased Assets, or on the condition (financial or otherwise), results of operations or prospects of Seller or the Business; and (b) the Business has been conducted in the ordinary course and consistent with past practice.

2.22                           No Undisclosed Liabilities.

(a)                                  Seller does not have any Liabilities other than those that are set forth on Schedule 2.22 of the Disclosure Schedule, each of which was incurred in the ordinary course of business and none of which, individually or in the aggregate, is material to the business, operations, condition or prospects of the Business or the Purchased Assets.

(b)                                 The accounts payable of Seller set forth in Schedule 1.4(viii) of the Disclosure Statement or are the result of bona fide transactions in the ordinary course of business and are not yet due and payable as at the date hereof, in accordance with the respective invoices relating thereto.

2.23                           Solvency.  Immediately prior to and upon consummation of the transactions contemplated under this Agreement, Seller will be solvent, will have assets having a fair value in excess of the amount required to pay its Liabilities as they become due and will have access to adequate capital for the conduct of its business and the ability to pay its debts and such Liabilities as they mature.

2.24                           Employee Benefits.  (a)  Disclosure of All Plans.  Except as set forth in Section 2.24 of the Disclosure Schedule, neither the Seller nor any other company or entity, which together with the Seller has at any time constituted a member of the Seller’s “controlled group” or “affiliated service group” (within the meaning of Sections 4001(a)(14) and/or (b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) (such group or groups and each member thereof hereinafter referred to individually and collectively as the “Group”)), has at any time adopted, sponsored or maintained, has any liability for or is a fiduciary with respect to, or has any present or future obligation to contribute to or make payment under, or has or is making contributions or payments under, (i) any employee benefit plan (as defined in Section 3(3) of ERISA) regardless of whether such plan is actually covered by ERISA (including any Employee Welfare Benefit Plan or Employee Pension Plan, as defined in ERISA), or (ii) any other benefit plan, program, policy, practice, contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, officers, directors, consultants or independent contractors of the Seller or any member of the

Group, or for the benefit of any other person or persons) including, without limitation, with respect to disability, relocation, child care, educational assistance, deferred compensation, pension, retirement, profit sharing, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria, performance award, stock or stock-related awards, fringe benefits or other contribution, benefit or payment of any kind, whether formal or informal, oral or written, funded or unfunded and whether or not legally binding, or (iii) any employment, consulting, service or other contract or agreement of any kind whatsoever (collectively, “Employee Plans”). Neither the Seller nor any member of the Group has any plan or commitment, whether legally binding or not, to establish any new Employee Plan, to modify any Employee Plan, or to enter into any Employee Plan, nor do they have any intention or commitment to do any of the foregoing.

(b)                                 Documentation.  The Seller and all members of the Group have provided to Buyer (i) correct and complete copies of all documents embodying or relating to each Employee Plan including all amendments thereto and copies of all forms of agreement and enrollment used therewith, and all trusts, group annuity contracts, insurance policies or other funding media in connection with these Employee Plans; (ii) the most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Employee Plan or related trust; and (iii) the most recent Internal Revenue Service (“IRS”) determination letter, opinion letter and rulings relating to each Employee Plan.  Except as required to comply with applicable law or as otherwise required by this Agreement, no plan amendments have been adopted, no changes to the documents have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date and since the date such documents were supplied to the Buyer.

(c)                                  Qualified Status and Current Determination Letter.  Each Employee Plan which is intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation enacted through 2001, and neither the Seller nor any member of the Group knows or has reason to know why each such Employee Plan or trust should not continue to be so qualified.

(d)                                 Employee Plan Compliance.  Except as set forth in Section 2.24 of the Disclosure Schedule, (i) each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations including, without limitation, ERISA and the Code, and no communication has been received from a governmental authority asserting that an Employee Plan is not in compliance with applicable laws, statutes, orders, rules and regulations; (ii) no prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Employee Plan; (iii) there are no actions, suits, claims, or governmental agency action or investigation pending or threatened (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan, and neither the Seller nor any member of the Group have any reason to expect such an action, suit, claim, or governmental agency action or investigation to arise; (iv) each Employee Plan can be amended, terminated or otherwise discontinued before or after the Closing Date in accordance with its terms, without liability to the Seller, any member of the Group or the Buyer  (other than ordinary administration expenses or Liabilities typically incurred in a termination event); (v) there are no audits, inquiries or proceedings pending or threatened by the IRS or Department of Labor (“DOL”) with respect to any Employee Plan; (vi) neither the Seller nor any member of the Group is subject to any penalty or tax with respect to any Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (vii) neither the Seller nor any member of the Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(e)                                  No Pension Plans.  The Seller and all members of the Group have not ever maintained, established, sponsored, participated in or contributed to any employee pension benefit plan (as defined Section 3(2) of ERISA) which was, or is, subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, and neither the Seller nor any member of the Group has incurred, or expects to incur, any liability under Title IV of ERISA.

(f)                                    No Multiemployer Plans.  At no time has the Seller or any member of the Group sponsored, maintained, contributed to, had any obligation to contribute to, or incurred, or expects to incur, any liability regarding any multiemployer plan (as defined in Section 3(37) or Section 4001(a)(2) of ERISA).

(g)                                 No Retiree Benefits.  Neither the Seller nor any member of the Group maintains, sponsors, contributes to, or has any obligation to any retired or former employee of the Seller with respect to the provision of any disability (long or short term), hospitalization, medical, dental or life insurance benefits, whether insured or self-insured, or coverage under any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) or any similar benefit plan maintained by the Seller or any member of the Group, other than as required under Section 4980B of the Code or Part 6 of Title I of ERISA or any similar state law. Neither Seller nor any member of the Group have represented, promised or contracted (whether in oral or written form) to an employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical or other employee benefits upon their retirement or termination of employment, except to the extent required by statute.

(h)                                 Compliance with COBRA.  The Seller and all member of the Group have complied with all notice and continuation of health care coverage requirements under Section 4980B of the Code and Part 6 of Title I of ERISA or any applicable state law.

(i)                                     No Foreign Plans.  Neither the Seller nor any member of the Group maintains, sponsors, has any obligation or liability to or provides or otherwise makes available retirement or deferred benefits of any kind whatsoever under any benefit plan or Employee Plan established or maintained outside of the United States.

(j)                                     Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee Benefit Plan.  No payment or benefit which will or may be made by the Seller, any member of the Group or the Buyer as a result of the execution of this Agreement and consummation of the transactions contemplated hereby will be characterized as a parachute payment (within the meaning of Section 280G of the Code).

Section 3.                                            Representations and Warranties of Buyer.  Buyer represents and warrants to Seller and the Stockholder that each of the following statements is true and correct as of the date hereof:

3.1                                 Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business and to own and operate its assets and properties as presently conducted and operated.

3.2                                 Authorization; Validity of Agreement.  Buyer has the right, power and authority to execute and deliver this Agreement and each of the other Purchase Documents to which it is a party (the “Buyer Purchase Documents”) and to consummate the transactions contemplated hereby and thereby and to make the representations set forth herein and therein.  The execution and delivery of the Buyer Purchase Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer and no other proceedings on the part of Buyer are necessary to authorize the Buyer Purchase Documents or the consummation of the transactions contemplated hereby and thereby. Each of the Buyer Purchase Documents have been duly and validly executed by Buyer and constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights generally.

3.3                                 Consents and Approvals; No Violation.  The execution, performance and delivery by Buyer of the Buyer Purchase Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, and compliance by Buyer with the provisions hereto and thereto do not and will not:  (a) conflict with or breach any provision of the Certificate of Incorporation of Buyer; (b) violate or breach in any respect any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, any of the terms, covenants, conditions or provisions of, or give rise to a right to terminate or accelerate or increase the amount of payment due under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound; (c) require Buyer to make any filing or registration with, or obtain any other permit, authorization, consent or approval of, any governmental or regulatory authority; (d) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority applicable to Buyer or any of its assets; or (e) violate any statute, law, rule or regulation applicable to Buyer.

Section 4.                                            Covenants of the Parties.

4.1                                 Employee Matters.

(a)                                  Nothing in this Agreement shall confer upon any employee of Seller the right to employment with Buyer after the Closing Date.  Buyer shall offer employment to all of Seller’s current employees as listed on Schedule 2.19(a) hereto (all such employees accepting such offer are hereinafter referred to as the “Transferred Employees”), on terms to be established by Buyer in its sole discretion.  Buyer shall have no Liabilities with respect to Seller’s employees or independent contractors for periods prior to any such person becoming employees of, or independent contractors to, Buyer, including, but not limited to, Liabilities for wages, bonuses, vacation pay and employee benefits of any kind, and Seller shall be solely liable for the payment of any such Liabilities.

(b)                                 Except to the extent specifically set forth in Section 4.1 of the Disclosure Schedule hereto, Buyer is not assuming and Seller shall remain liable for all Liabilities arising out of or in any way related to (i) all amounts required to be paid pursuant to any Employment Agreements, Retention Agreements and any other similar agreements between Seller and any of Seller’s employees, subject to and in accordance with the terms and conditions set forth in such agreements; (ii) any and all severance or termination costs that arise with respect to employees of Seller terminated from employment with Seller on or before the Closing Date (or whose notice of termination was delivered prior to such date); (iii) any claims by any employee of Seller relating to a termination or deemed termination on or prior to the Closing Date as a result of the transactions contemplated by this Agreement; (iv) any claims by any of Seller’s employees who refuse Buyer’s offer of employment; (v) any workers’ compensation claims by any Transferred Employee for injuries or illnesses incurred, sustained or resulting from work-related exposures or conditions prior to such Transferred  Employee’s employment date with Buyer, if any (regardless of whether the claim related thereto is filed before or after the Closing Date); (vi) claims for any benefits accruing, or with respect to occurrences commencing, on or before the Closing Date under any of Seller’s benefit plans, including, but not limited to, (A) hospital benefits or any confinements that commenced on or before the Closing Date, including any covered charges of health care professionals relating to such confinements, (B) short-term and long-term disability benefits, if any, for disabilities that commenced on or before the Closing Date for the period that each of such affected individuals remain disabled, (C) life and survivor income benefits, if any, for deaths that occur on or prior to the Closing Date, (D) all benefits that are being, or may be, paid to, or with respect to, any of such employees who are on long-term or short-term  disability or medical, family, personal or other leaves of absence as of the Closing Date, or who go on short-term, long-term, medical, family, personal or other leaves of absence after the Closing Date as a result of any injury, illness or other factor occurring on or prior to the Closing Date pursuant to the terms of such  Seller benefit plans as in effect immediately prior to the Closing Date (including any subsequent benefit increases); (E) benefits under any “spending account” or similar arrangement under any “cafeteria plan” (as defined in Section 125 of the Internal Revenue Code of 1986, as amended) with respect to salary reduction elections made prior to the Closing Date, (F) benefits under all other benefit plans of Seller which accrue on or before the Closing Date; (vii) any independent contractor agreement or relationship to or involving Seller entered into prior to the Closing Date; (viii) other acts or omissions occurring or otherwise attributable to the period on or before the Closing Date with respect to the employment of, termination of employment of, provision of benefits to, and/or compensation of any of Seller’s employees, including, but not limited to, any personal injury, discrimination, wage/hour, family and medical leave, mass layoff, plant closing, harassment, wrongful discharge, or other wrongful employment practice, unfair labor practice, claims for benefits (including claims arising under ERISA or workers’ compensation laws), or other violation of, or obligations under, any labor, employment or benefits law; and (ix) all wages and salaries of Seller’s employees for work performed or services rendered by such employees on or prior to the Closing Date.  The parties hereto acknowledge and agree that, as of the Closing Date, the Transferred Employees will cease accruing benefits under and shall cease participation in all of Seller’s benefit plans.  Buyer shall not have any liability or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, arising out of relating to Seller being, or being deemed to be, a joint employer or part of a single employer group.

(c)                                  The Buyer shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets or Liabilities of any Employee Plans, employee benefit plans, arrangements, commitments or policies currently provided by the Seller or by any member of the Group and Seller shall remain solely liable for, and shall indemnify Buyer from, any Liability related to Employee Plans or other employee benefit plans, arrangements, commitments or policies, except that Buyer may, in its sole discretion, assume the payments of premiums under the Vytra health insurance plan for periods beginning after the Closing Date; and if and to the extent that the Buyer is deemed by law or otherwise to be liable as a successor employer for such purposes, the Seller and the Stockholder shall jointly and severally indemnify the Buyer for the full and complete costs, fees and other Liabilities which result.  Seller shall honor and be solely responsible for all Liabilities under Seller’s benefit plans.

(d)                                 Seller shall not take any action, including, but not limited to, offering employment with Seller, to induce Transferred Employees not to accept employment with Buyer.

(e)                                  To the extent permitted by law, as soon as reasonably practicable after the date hereof, Seller will provide to Buyer the necessary employee data, including personnel and benefits information, maintained with respect to the Transferred Employees by Seller or by its independent contractors, such as insurance companies and actuaries, in order to facilitate benefit and payroll transition for the Transferred Employees.  After the date hereof, Seller shall cooperate and provide Buyer with reasonable assistance in connection with the establishment of any applicable employee benefit plans and programs and shall cooperate with the Buyer in assisting the Transferred Employees in rolling over amounts attributable to their participation in Seller’s defined contribution plan(s) into any comparable defined contribution retirement plan that may be established by the Buyer.

(f)                                    Notwithstanding anything to the contrary contained in Section 6 hereof, Seller and Stockholder shall pay and shall assume, indemnify, defend, and hold harmless Buyer from and against and in respect of any and all losses, damages, claims for benefits,

Liabilities, taxes, and sanctions that arise under the Section 4980B of the Code, or Part 6 of Title I of ERISA or any similar state law (individually and collectively “COBRA”), interest and penalties, costs, and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment, or judgment) imposed upon, incurred by, or assessed against Buyer and any of its employees arising by reason of or relating to any failure of Seller to comply with the continuation health care coverage provisions of COBRA which failure occurred with respect to any current or prior employee of Seller or any qualified beneficiary of such employee (as defined in COBRA) prior to the Closing Date or as otherwise required as a result of Seller’s dissolution and/or termination of its group health plan or plans or any other transactions or matters contemplated by this Agreement.  In particular, if and to the extent that the Buyer is deemed by law or otherwise to be liable as a successor employer for such COBRA purposes, the Seller and the Stockholder shall jointly and severally indemnify the Buyer for the full and complete costs, fees and other Liabilities which result.

(g)                                 In respect of grievances or Labor Claims of Transferred Employees to the extent relating to their employment by Seller including, without limitation, any such grievances or Labor Claims filed before state or local authorities for which payment has not been made prior to the Closing Date, Seller shall retain responsibility and liability for all amounts due with respect thereto including, without limitation, the payment of any amounts in the nature of back pay or employee compensation, and any state or federal taxes in connection with such back pay or employee compensation.  Handling of such grievances and Labor Claims shall be at Seller’s cost and expense.  Buyer shall have sole responsibility and liability for any Labor Claims of Transferred Employees that relate to their employment with Buyer.

(h)                                 Nothing in this Section 4.1 shall limit the at will nature of the employment of the Transferred Employees or the right of Buyer to alter or terminate any employee benefit plan, program or arrangement.

(i)                                     The Seller and all members of the Group shall each terminate, effective as of the day immediately preceding the Closing Date, any and all Employee Plans, except that if Buyer, in its sole discretions, assumes the Vytra health insurance plan as of the Closing Date, then such plan shall not be terminated by Seller.  Buyer shall receive from Seller evidence that all tax qualified Employee Plans have been terminated by the Seller and all members of the Group pursuant to resolutions of each such entity’s Board of Directors (the form and substance of such resolutions being subject to the review and approval of Buyer), effective as of the day immediately preceding the Closing Date. The Seller and each member of the Group shall submit, or have submitted on its behalf, to the Internal Revenue Service an application for determination of the tax-qualified status upon its termination of each Employee Plan which is intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code.  Each such application shall be (i) submitted as soon as administratively possible following the Closing Date, and (ii) paid for (including all related legal, administrative and other costs and expenses) solely by the Seller.  The Seller shall periodically notify Buyer of the status of each such submission and shall provide Buyer with a copy of each determination letter, if and when received.  The Seller and all members of the Group shall operate and maintain the Employee Plans in all respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations including, without limitation, ERISA and the Code, until all amounts are distributed from such Employee Plan.

4.2                                 Non-disclosure of Confidential Information.  Neither Seller, Stockholder, nor any affiliate thereof, shall divulge, communicate, or use to the detriment of the Buyer or for the benefit of any other Person, or misuse in any way, any confidential information pertaining to the Business or the Purchased Assets.  For purposes hereof, “confidential information” means information, including but not limited to, technical or non technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, marketing methods or data, financial data, or list of actual or potential customers or suppliers, that: (i) is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstance to maintain its secrecy or confidentiality.

4.3                                 Non-solicitation of Employees.  Until the fifth anniversary of the Closing Date, neither Seller, Stockholder nor any affiliate thereof, shall, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of Seller, unless such employee or former employee has not been employed by Buyer for a period in excess of one year, or (ii) solicit business from any person or entity that was a customer of Seller at any time prior to the Closing Date or was a customer of Buyer at any time after the Closing Date.

4.4                                 Non-Competition.  Until the fifth anniversary of the Closing Date, neither Seller, Stockholder nor any affiliate thereof, shall directly or indirectly, engage in, have any interest in or engage in any transaction with, any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner agent, security holder, creditor, consultant or otherwise) that directly or indirectly engages in the business of providing telephone answering services, message services, faxing services, paging services, or other ancillary office services or any aspect thereof in the states of Connecticut, New Jersey, Pennsylvania or New York; provided, however, that nothing contained herein shall be deemed to prevent or restrict Seller, Stockholder or their affiliates, from owning up to 1% of the shares of any class of capital  stock of any corporation whose shares are listed on a national securities exchange or are regularly traded in the over-the-counter market so long as neither Seller or its affiliates actively participate or engage in the conduct of the business of any such other corporation.

Seller and Stockholder acknowledge that the provisions of Sections 4.3 and 4.4, and the period of time, geographic area and scope and type of restrictions on its activities set forth in Section 4.3 and 4.4, are reasonable and necessary for the protection of Buyer and are an essential inducement to Buyer’s entering into the transaction documents to which it is a party and consummating the transactions contemplated thereby.  If, at the time of enforcement of Sections 4.3 or 4.4, a court shall hold that the period of time, geographic area or scope or type of restrictions set forth in Sections 4.3 or 4.4 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period of time, geographic area or scope or type of restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated period of time, geographic area or scope or type of restrictions set forth in Sections 4.3 and 4.4.

4.5                                 Public Statements.  From and after the date hereof neither Buyer, on the one hand, or Seller or Stockholder, on the other hand, shall, or permit any affiliate thereof to, either make, issue or release any press release or any oral or written public announcement or statement concerning or with respect to, or acknowledgment of the existence of, or reveal the terms, conditions and status of the transactions contemplated hereby, without the prior written consent of the other party or parties hereto, as the case may be (which consent shall not be unreasonably withheld or delayed), unless such announcement is required by law or a governmental authority, in which case the other parties shall be given notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure.  Notwithstanding the foregoing, Seller and Stockholder understand and agree that Buyer’s parent company will file a Form 8-K with the U.S. Securities and Exchange Commission in connection with the transactions contemplated hereby.

4.6                                 Use of Name.  As of the Closing Date, Seller shall cease using the name “North Shore Answering Service” or words similar thereto; provided, however, that Seller may use such name for a period of 90 days after the Closing Date solely for, and only to the extent necessary to, wind-down the corporate affairs of the Seller.

4.7                                 Purchase Price Allocation.  For tax reporting purposes, the Purchase Price shall be allocated among the Purchased Assets and the goodwill of the Business in accordance with the mutual agreement of the parties, such allocation to be set forth in writing prior to the Closing Date.  For tax reporting purposes, Buyer and Seller agree to report the transactions contemplated under this Agreement in a manner consistent with the terms of this Agreement (including, without limitation, the agreed upon purchase price allocation) and neither will take any position inconsistent herewith in any tax related (i) return, (ii) refund claim, or (iii) litigation.

4.8                                 Other Actions.  Each of the parties hereto hereby agree that from and after the date hereof they shall use all reasonable efforts to:  (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and (iii) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable laws, or reasonably required in order to carry out the terms and provisions of this Agreement and to consummate and make effective the transactions contemplated hereby, and to vest in Buyer title to the Purchased Assets, free and clear of all Liens.  In addition, Seller and Stockholder will cooperate with Buyer and use their best efforts to cause the conditions to Buyer’s obligation to close the transaction contemplated hereunder to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be executed and delivered) on or prior to the Closing Date.

4.9                                 Payment of Payables.  Following the Closing Date, Seller will promptly pay any outstanding Payables, but in no event later than 15 days from the Closing Date.

4.10                           Financial Statements.  As soon as reasonably practicable, but no later than 10 days from the Closing Date, Seller and Stockholder shall provide to Buyer with the following unaudited financial statements of the Seller (the “Financial Statements”): (i) balance sheet of the

Seller as at September 30, 2005, and (ii) statements of income and cash flows for each of the Seller’s last completed fiscal year ended December 31, 2004 and for the nine month period ended September 30, 2005, all prepared in accordance with U.S. generally accepted accounting principals.  Seller and Stockholder shall cooperate fully with the Company’s designated registered independent accounting firm in connection with the audit of the Financial Statements, and shall cooperate fully with the Company in connection with the preparation of the Financial Statements or any other financial information required by the Company in connection with any of the Company’s filings with the United States Securities and Exchange Commission.

4.11                           Discharge of Liabilities.  Other than the Assumed Liabilities, Seller shall, and Stockholder shall cause Seller to, perform and discharge all Liabilities relating to the Business or the Purchased Assets, as required under the terms and conditions with respect to such Liabilities.

Section 5.                                            Survival of Representations and Warranties.

5.1                                 Survival of Representations and Warranties of Seller and Stockholder.  Notwithstanding any right of Buyer fully to investigate the affairs of Seller and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations and warranties of Seller and Stockholder contained in this Agreement or in any other Purchase Document.  All such representations and warranties shall survive the execution and delivery of this Agreement until the third anniversary hereof.  Covenants shall be binding and shall survive in accordance with their respective terms.

5.2                                 Survival of Representations and Warranties of Buyer.  Notwithstanding any right of Seller and Stockholder fully to investigate the affairs of Buyer and notwithstanding any knowledge of facts determined or determinable by Seller or Stockholder pursuant to such investigation or right of investigation, Seller and Stockholder have the right to rely fully upon the representations and warranties of Buyer contained in this Agreement or in any other Purchase Document.  All such representations and warranties shall survive the execution and delivery of this Agreement until the third anniversary of the Closing Date.  Covenants shall be binding and shall survive in accordance with their respective terms.

Section 6.                                            Indemnification.

6.1                                 Indemnification by Seller and Stockholder.  Seller and the Stockholder shall, jointly and severally, indemnify and defend Buyer and each of its officers, directors, employees, shareholders, agents, advisors or representatives (each, a “Buyer Indemnitee”) against, and hold each Buyer Indemnitee harmless from, any loss, liability, obligation, deficiency, damage or expense including, without limitation, interest, penalties, reasonable attorneys’ and consultants’ fees and disbursements (collectively, “Damages”), that any Buyer Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with any of the following (whether or not in connection with any third party claim):

(a)                                  any breach of any representation or warranty made by Seller or the Stockholder contained in this Agreement or in any other Purchase Document or in respect of any third party claim made based upon facts alleged which, if true, would constitute any such breach;

(b)                                 Seller’s or the Stockholder’s failure to perform or to comply with any covenant or condition required to be performed or complied with by Seller or the Stockholder contained in this Agreement or in any other Purchase Document;

(c)                                  the ownership or operation of the Business or the Purchased Assets prior to the Closing Date; or

(d)                                 the ownership or operation of the Excluded Assets.

6.2                                 Indemnification by Buyer.  Buyer shall indemnify and defend Seller and each of Seller’s officers, managers, employees, members, agents, advisors or representatives (each, a “Seller Indemnitee”) against, and hold each Seller Indemnitee harmless from, any Damages that such Seller Indemnitee may suffer or incur arising from, related to or in connection with any of the following:

(a)                                  any breach of any representation or warranty made by Buyer contained in this Agreement or in any other  Purchase Document or in respect of any third party claim made based upon facts alleged which, if true, would constitute any such breach;

(b)                                 Buyer’s failure to perform or to comply with any covenant or condition required to be performed or complied with by Buyer contained in this Agreement or in any other Purchase Document; or

(c)                                  the ownership or operation of the Business or the Purchased assets, to extent relating to activities of the Buyer after the Closing Date.

6.3                                 Indemnification Procedures.

(a)                                  Promptly after notice to an indemnified party of any claim or the commencement of any action or proceeding, including any actions or proceedings by a third party (hereafter referred to as “Proceeding” or “Proceedings”), involving any Damage referred to in sections 6.1 and 6.2, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this section 6, give written notice to the indemnifying party, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by the failure to give such notice.

(b)                                 In the case of any Proceeding by a third party against an indemnified party, the indemnifying party shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of any settlement or compromise thereof that is effected by the indemnified party (without the written consent of the indemnifying party).

(c)                                  Anything in this Section 6 notwithstanding, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and the indemnified party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then upon written notice by the indemnified party of such determination, the indemnifying party shall not assume the defense on behalf of the indemnified party, and after notice to such effect is duly given hereunder to the indemnifying party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys’ fees and disbursements, incurred by the indemnified party in such defense.  In all events, the indemnifying party will pay all amounts specified under Sections 6.1 or 6.2, as the case may be.

(d)                                 If the indemnifying party assumes the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense.  No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, then the indemnified party may respond to, contest and defend against such Proceeding and may make in good faith any compromise or settlement with respect thereto, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys’ fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof.  The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

6.4                                 Right to Set-Off.  Buyer shall have the right, but not the obligation, to set-off (i) the amount of any and all Damages for which Seller or Stockholder may become liable to Buyer under any provisions of this Agreement, against any sums otherwise payable to Seller or Stockholder hereunder, or under any other document or instrument executed and delivered pursuant to this Agreement or contemplated hereby including, without limitation, any amounts payable to Seller or Stockholder pursuant to Section 1.3(b) or Section 1.6, but not including the Management Employment Agreement.  Buyer will not exercise any right to set-off until it has given Seller and Stockholder not less than five (5) days notice within which period Seller and Stockholder shall have the right to pay the amount of the Damages proposed by Buyer in cash.  The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.  No assertion of the right of set-off shall impair Buyer’s title in the Purchased Assets or any other of Buyer’s rights under this Agreement.

Section 7.                                            Miscellaneous.

7.1                                 Termination.  (a)  This Agreement may be terminated by either Buyer, on the one hand, or the Seller, on the other hand, if any condition precedent to the terminating party’s obligation to consummate the transactions contemplated hereby has not been satisfied on or prior to October 7, 2005.

(b)                                 In the event of termination of this Agreement as provided above, all of the parties’ obligations under this Agreement shall terminate, except that the provisions of this Section 7.1 and the provisions of Sections 6.1, 6.2, 7.6, 7.7 and 7.8 shall survive any such termination; provided, however, that the non-breaching party shall be entitled pursue any claims for Damages from the breaching party with respect to any breach prior to such termination, which claims shall survive termination, including without limitation, attorney’s fees and the right to pursue any remedy at law or equity.

7.2                                 Transaction Fees and Expenses.  Each party hereto shall bear such costs, fees and expenses as may be incurred by it in connection with this Agreement and the transactions contemplated hereby, including each party’s respective attorneys costs and fees.

7.3                                 Notices.  Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes:  if (a) in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail or (c) by personal delivery to such party at the following address:

To Buyer:

c/o American Medical Alert Corp.

3265 Lawson Boulevard

Oceanside, New York 111572

Attention: Mr. Jack Rhian

Facsimile No.: (516) 536-5276

with a copy to:

Moses & Singer LLP

The Chrysler Building

405 Lexington Avenue

New York, New York  10174

Attention:  James Alterbaum

Facsimile No.: (212) 554-7700

To Seller or Stockholder at:

91 Harbor Road

Head of the Harbor, NY 11780

Attention: Mel Roberts

Facsimile No.: (631) 862-8785

with respect to each of Seller and the Stockholder, with a copy to:

Michael Jannuzzi

775 Park Avenue, Suite 205

Huntington, NY 11743

Facsimile No.: (631) 385-7664

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this section.  The date of giving or making of any such notice or demand shall be, in the case of clause (a)(i), the date of the receipt, in the case of clause (a)(ii), five business days after such notice or demand is sent, and, in the case of clause (b), the business day next following the date such notice or demand is sent, and in the case of clause (c), upon delivery.  A copy of any notice to the Stockholder shall be sent concurrently to Seller and a copy of any notice to Seller shall be sent concurrently to the Stockholder.

7.4                                 Amendment.  Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of all parties hereto.

7.5                                 Waiver.  No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder.  No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith.  No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith.  Buyer’s receipt of information contained herein shall not be deemed to waive any of Buyer’s rights under the indemnification provisions of Section 6.

7.6                                 Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal laws of the State of  New York, other than those which would defer to the substantive laws of another jurisdiction.

7.7                                 Jurisdiction.  Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the Federal and State Courts of Nassau County in connection with any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such Nassau County and agrees that service of any summons, complaint, notice or other process relating to such claim or dispute may be effected in the manner provided by Section 7.3.

7.8                                 Remedies.  In the event of any actual or prospective breach or default by any party hereto, the other parties shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance.  All remedies hereunder are cumulative and not exclusive.  Nothing contained herein and no election of any particular remedy shall be deemed to prohibit or limit any party from pursuing, or be deemed a waiver of the right to pursue, any other remedy or relief available now or hereafter existing at law or in equity (whether by statute or otherwise) for such actual or prospective breach or default, including the recovery of damages.

7.9                                 Severability.  The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

7.10                           Further Assurances.  Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

7.11                           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs and their respective successors and assignees; provided, however, that Seller and Stockholder shall not assign any of its or their respective rights or delegate any duties hereunder without the prior written consent of Buyer.

7.12                           No Third Party Beneficiaries.  Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than as otherwise provided in this Agreement.

7.13                           Entire Agreement.  This Agreement (including all the schedules and exhibits hereto), together with the Exhibits, Schedules, certificates and other documentation referred to herein or required to be delivered pursuant to the terms hereof, contains the terms of the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, commitments, understandings, discussions, negotiations or arrangements of any nature relating thereto.

7.14                           Headings.  The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

7.15                           Counterparts.  This Agreement may be executed in any number of counterparts and delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first set above.

Seller:	WMR ASSOCIATES INC.

	By:	/s/ William Melchior Roberts
Name: William Melchior Roberts
Title: President

Stockholder:	/s/ William Melchior Roberts
William Melchior Roberts

Buyer:	NORTH SHORE ANSWERING SERVICE, INC.

	By:	/s/ Jack Rhian
		Name:	Jack Rhian
		Title:	President

American Medical Alert Corp., a New York corporation and the sole stockholder of North Shore Answering Service, Inc., hereby guarantees the performance of Buyer’s obligations pursuant to Section 1.3(b) of this Agreement.

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Jack Rhian
	Name:	Jack Rhian
	Title:	President and COO